Exhibit 99.1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the Schedule 13G with respect to the shares of common stock, $0.00001 par value per share, of Pluristem Therapeutics Inc., dated as of February 1, 2024, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 1, 2024	Regals Capital Management LP
	By:	Regals Capital Holdings LLC, its general partner

/s/ David M. Slager
	Name:	David M. Slager
	Title:	Managing Member

Dated: February 1, 2024	Regals Fund LP
	By:	Regals Fund GP LLC, its general partner

/s/ David M. Slager
	Name:	David M. Slager
	Title:	Managing Member

Dated: February 1, 2024	David M. Slager

/s/ David M. Slager
	Name:	David M. Slager